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                                                             English Translation

                                                                    EXHIBIT 4(u)

                  DARK FIBER OPTIC PURCHASE AND SALE AGREEMENT

                           ENTERED INTO BY AND BETWEEN

                     MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                                       AND

                              BESTEL, S.A. DE C.V.

                                AUGUST 13TH, 2002

CERTAIN MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE PLACES IN THIS DOCUMENT WHERE MATERIAL HAS BEEN OMITTED IS MARKED WITH AN ASTERISK AND BRACKETS: "[*]." THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

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                                                             English Translation

DARK FIBER OPTIC PURCHASE AND SALE AGREEMENT

THIS DARK FIBER OPTIC PURCHASE AND SALE AGREEMENT (the "Agreement") is entered today August 13th, 2002 into by and between MAXCOM TELECOMUNICACIONES S.A. DE C.V. ("Maxcom") represented hereof by its President and Chief Executive Officer, Mr. Fulvio V. Del Valle, as well as its legal representative, Mr. Gonzalo Alarcon Iturbide, and BESTEL S.A. DE C.V., ("Bestel") represented hereof by its legal representatives, Messrs. Ignacio de J. Romo Davila and F. Xavier Basave Gonzalez, pursuant with the following recitals and clauses:

                                    RECITALS

     1. Maxcom states, that:

         A. It is a stock company duly incorporated and existing in accordance with the laws of the United Mexican States pursuant to public instrument number 86,115 dated February 26, 1996, granted before Mr. Ignacio Soto Borja, with the original corporate name of Amaritel, S.A de C.V. Subsequently, as evidenced through public instrument No. 55,145 dated February 9th,1999, passed before the certification of Mr. Miguel Alessio Robles, Public Notary No. 19 for Federal District the corporate name was changed to the one it currently holds, as such public instrument was also duly recorded before the Public Registry of Commerce of the Federal District, file No. 210585.

         B. Its legal representatives have the necessary capacity to enter into this Agreement, as evidence in the public instrument No. 111,911 dated August 7th, 2001, passed before the certification of Mr. Ignacio R. Morales Lechuga, Public Notary No. 116 of the Federal District, and recorded in file No. 210582 before the Public Registry of Commerce of the Federal District, and such capacity has not been revoked or limited whatsoever.

         C. It has the right to operate a public telecommunications network in Mexico according to a Grant issued by the SCT (Mexican Ministry of Communications and Transportation) on December 20th, 1996 ("Maxcom's Concession").

         D. It has the intention to acquire from Bestel the Fiber Optic under the terms and conditions stated in this Agreement.

     2. Bestel states, that:

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                                                             English Translation

         A. It is a stock company duly incorporated and existing in accordance with the laws of the United Mexican States, with an original corporate name of CABLEADOS Y SISTEMAS, S.A. DE C.V., as evidence in public instrument No. 33,515 dated August 1st, 1995, granted before the certification of Mr. Teodoro Gutierrez Garcia, Public Notary 70 for Guadalajara, Jalisco. Subsequently, as evidenced through public instrument No. 55,145 dated February 9th, 1999, passed before the certification of Mr. Miguel Rabago Preciado, Alternate Public Notary No. 42 for Guadalajara, Jalisco the corporate name was changed to the one it currently holds, as such public instrument was also duly recorded before the Public Registry of Commerce of Guadalajara under file No. 177 - 178, Volume 586, Book First and number 146, Volume 613, Book first, accordingly.

         B. Its legal representatives have the capacity to force it in accordance with the terms of this Agreement and such capacity has not been revoked or modified whatsoever, as evidenced in public instrument No. 22,490 dated February 26th, 1999 passed before the certification of Mr. Javier Lozano Casillas, Alternate Public Notary No. 58 from Guadalajara, Jalisco.

         C. Bestel's corporate purposes authorize the execution of this type of transaction and to enter the same it has the right to install, keep, maintain and exploit a multiple system of fiber optic Ducts, as well as the right to market such systems along an extension of 2,250 kilometres of "Bestel's Rights of Way" according to: (i) the Agreement entered into by and between FNM (Ferrocarriles Nacionales de Mexico) and Bestel, dated December 20th, 1996 (the "Bestel/FNM Agreement") and (ii) the Authorization issued to Bestel by SCT on March 12th, 1997 (the "Bestel's Authorization").

         D. It has the right to operate a public telecommunications network in Mexico in accordance with the Grant issued by the SCT on January 8th, 1996. (the "Bestel Concession").

         E. This Agreement does not confer any right in respect to Bestel's permits referred to above, and therefore it is Bestel's intention to sell to Maxcom the Fibers under the terms and conditions set forth herein.

     3. Both parties state that:

         A. On July 24th, 2002, Bestel and Maxcom entered into an agreement in principle to purchase and sale the Fibers (the "Letter of Intent") that is being formalized through this Agreement, and therefore it is the

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                                                             English Translation

                  intention of this agreement to detail the rest of the terms and conditions previously agreed by both parties.

By virtue of above mentioned statements and recitals, both parties agree to the following:

                                    CLAUSES:

     1. DEFINITIONS AND EXHIBITS.

     1.1- The following definitions will be used during this Agreement:

         "Bestel Authorization" shall have the meaning ascribed to such term in the Recitals.

         "Forks" or "Derivations" Points in the Bestel Network which may be used for the derivation of the "Fiber" toward the localities or sites required by Maxcom.

         "Letter of Intent" means the document executed by and between Maxcom and Bestel dated July 24th, 2002, through which both parties agreed the Fiber purchase and sale.

         "Bestel/FNM Agreement" shall have the ascribed to such term in the Recitals.

         "Bestel Concession" shall have the ascribed to such term in the Recitals.

         "Maxcom Concession" shall have the ascribed to such term in the Recitals.

         "Collocations" are the spaces that Bestel will grant to Maxcom and which are described in Section 3.2, paragraph C of this Agreement.

         "Minimum Maintenance Fee" shall have the meaning ascribed to such term in Section 10.1 herein.

         "Duct" shall mean the Duct that holds the Fibers, object of this transaction, built in accordance with the Bestel/FNM Agreement and the Bestel Authorization and the Right of Way that runs along the routes and cities described in Exhibit C herein.

         "Fiber Specifications" shall mean the fiber specifications to be acquired by Maxcom and which are detailed in Exhibit B.

         "Acceptance Date" shall have the meaning described in Section 8.3 herein.

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                                                             English Translation

         "FNM" shall have the ascribed to such term in the Recitals.

         "Fibers" shall mean 2 (TWO) dark Fiber optic strands specifically identified and purchased by Maxcom from Bestel in accordance with the terms of this Agreement, located in the same fiber optic cable that Bestel operates and holds its own fiber optic strands that run through the Duct along the cities mentioned in Exhibit C.

         "Fibers System Acceptance" shall have the meaning described in Section
8.1 hereof.

         "Points of Presence" Main point of presence in the Bestel Network for the delivery of long distance and metropolitan fiber facilities, when applicable.

         "Regeneration Point" Secondary points of presence in the Bestel Network required for the regeneration of signals from the electronic transportation equipment.

         "Losses" shall have the meaning described in Section 14.1 hereof.

         "Purchase Price" shall mean the consideration payable by Maxcom to Bestel under Section 3.1 hereof.

         "Network" shall mean the fiber optic telecommunications network property of Bestel within the Mexican Republic, further described in detail in Exhibit C hereof.

         "Fiber Systems" shall mean the dark fiber optics system comprised by the Fibers, the lease of the Duct and the corresponding collocation spaces, as well as the other parts related to the same, including the use of the corresponding Rights of Way, as agreed and in accordance with this Agreement.

         "SCT" shall have the ascribed to such term in the Recitals.

         "Confidential Information" shall have the meaning described in Section 23 hereof.

         "Duct and Collocations Lease" shall have the meaning described in
Section 11 hereof.

                  The following exhibits are an integral part to this Agreement and are listed below:

         EXHIBIT A: Collocations:

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                                                             English Translation

                  a) Specifications

                  b) Addresses

                  c) Schematic Drawings

         EXHIBIT B: Fiber Optic Specifications

         EXHIBIT C: Network Map

         EXHIBIT D: Physical Network Distances

         EXHIBIT E: Access Protocol for Collocations

         EXHIBIT F: Acceptance Protocol

                  a) Collocations

                  b) Fiber

         EXHIBIT G: Maintenance Procedures for Internal and Outside Plant.

         EXHIBIT H: Escalation Procedures

     2. FIBER PURCHASE AND SALE AND TERM

          2.1 Bestel sells to Maxcom, who purchase from Bestel the Fiber System that includes 2 (TWO) dark Fiber Optics strands (the "Fibers") through the route described in Exhibit C hereof and that runs through the collocations spaces described in Section 3.2, paragraph C hereof. The fibers shall be identified individually in one of the exhibits of the document that will contain the Acceptance of the Fiber System that the parties will execute in accordance with Section 8 of this Agreement, and that for purposes of identifying the Fibers shall form an integral part of this Agreement.

          Maxcom acknowledges and agrees that Bestel is not providing anything is not obligated to provide to Maxcom any electronic element or optic equipment in connection with the Fibers, all of which are the exclusive responsibility of Maxcom.

          The property of the Fibers as well as the real and legal delivery of the Fibers shall pass to Maxcom upon the execution of this Agreement. The Duct, the Collocation spaces, as well as the other assets and equipment that comprise the Fiber System shall only be leased to Maxcom by Bestel in accordance and connection with the terms of this Agreement and for the purposes related to the use of the Fiber System, without creating any other rights to Maxcom from that of a lessee.

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                                                             English Translation

          The Fiber System has an approximate length of 2,011 (Two Thousand Eleven) kilometres and the same is detailed with its routes and collocations described in Section 3.2, paragraph C hereof.

         The Fiber System includes the Duct and collocation spaces leases in the sites described in Section 3.2., paragraph C hereof that will hold Maxcom's equipment for the operation of the Fibers. Each collocation space to be used by Maxcom as lessee shall have an approximate area of 6 (SIX) square meters. Maxcom shall have access to the collocation spaces 24 (TWENTY FOUR) hours a day, the 365 (THREE HUNDRED SIXTY FIVE) days of the year, in accordance with the policies and procedures that Bestel has established for security reasons, the same that are included in Exhibit E herein. The collocation spaces include among others services, electric energy systems, air conditioning, fire systems and security 24 (TWENTY FOUR) hours a day, and which are further detailed in Exhibit A.

         2.2 Term: Bestel acknowledges that it has the title of the corresponding rights of way for the operation of the Fiber System for a period of 20 (TWENTY) years, and therefore undertakes the obligation to make the right of ways, permits and other assets that conform the Fiber System available to Maxcom during such period. In the event of an extension of the grant, the rights of way and permits of Bestel, the term of this Agreement shall be automatically be extended for a similar period, provided however that the cost associated with such extension shall be covered on a pro - rata basis in connection with the number of Maxcom Fibers allocated in the Bestel cable (this is, 3.33%).

         Notwithstanding the foregoing, both parties agree that in the event receives the notification of the commencement of a procedure for the recession of the Bestel/FNM Agreement, Bestel shall notify Maxcom of such situation within the following 2 (TWO) days, in order for Maxcom to initiate with Bestel express consent in term of this clause all acts necessary in order for Maxcom to acquire the title, in proportion with the number of fiber optic strands owned by Maxcom, of all rights derived from the Bestel/FNM Agreement as well as the Bestel Authorization that may be required by Maxcom for keeping the operation and use of the Fiber System in accordance with the terms of this Agreement.

     3. PURCHASE PRICE.

     3.1 Both parties agree that the purchase price for the Fiber System is the amount of US$10,900,000 (Ten Million Nine Hundred Thousand Dollars and 00/100), currency of the United States of America, plus the corresponding value added tax ("VAT"), purchase price that includes the elements and routes described herein:

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                                                             English Translation

         - The corresponding segment of the route of Mexico City, D.F to Laredo, Tx., including the bordercrossing between this last city and the city of Nuevo Laredo, Tamps., running through the populations detailed in Exhibit C hereof;

         - The Irapuato, Gto., derivations to Guadalajara, Jal., and the derivation from Mexico City, D.F. to the city of Toluca, State of Mexico, running through the populations detailed in Exhibit C hereof;

The foregoing routes totalling an approximate distance of 2,011 (Two Thousand Eleven) kilometres.

         The agreed purchase price, includes:

         A.- 2(TWO) dark Fiber Optics in the rural and sub-urban routes along the cities described in the paragraph C below;

         B.- 2 (TWO) dark Fiber Optics in the metropolitan routes to access Bestel sites and the manholes or handholes located in front of the Telmex Telephone Central Office where Bestel is interconnected, in each one of the cities described in paragraph C below, as well as the sub - urban routes required to access the Regeneration Points;

         C.- The 20 (TWENTY) year lease, and its extensions, of the proportional part of the Duct in which the Fibers are housed and the collocation spaces with an approximate area of 6 (SIX) square meters in the following cities and towns:

                  i. Laredo, Texas                 Point of Presence (without
                                                   connection to Telmex Central
                                                   Office)
                  ii. Candela                      Regeneration Point.
                  iii. Monterrey                   Point of Presence.
                  iv. Saltillo                     Point of Presence.
                  v. El Salado                     Point of Presence.
                  vi. Laguna Seca                  Point of Presence.
                  vii. San Luis Potosi             Point of Presence.
                  viii. Salinas                    Point of Presence.
                  xi. Aguascalientes               Point of Presence.
                  x. Leon                          Point of Presence.
                  xi. Irapuato                     Point of Presence.
                  xii. Celaya                      Point of Presence.
                  xiii. Queretaro                  Point of Presence.
                  xiv. Toluca                      Point of Presence.

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                                                             English Translation

                  xvii Yurecuaro                   Regeneration Point.
                  xviii. Guadalajara               Point of Presence.

     4. PAYMENT AND GUARANTY.

     4.1 The purchase price of the Fiber System shall be paid to Bestel in accordance with the following:

         a.- The equivalent to 60% (SIXTY PERCENT) of the total consideration, this is the amount of US$6,540,000 (Six Million Five Hundred Forty Thousand Dollars and 00/100), currency of the United States of America, plus the corresponding VAT shall be paid and delivered within the 24 (TWENTY FOUR) hours following the execution of this Agreement, provided however that the firs notification for the funds release ("First Release Notice", as such term is defined in the Escrow) shall be subscribed by the parties simultaneously with the execution of this Agreement.

         b.- The equivalent to 40% (FORTY PERCENT) of the balance of total consideration, this is the amount of US$4,360,000 (Four Million Three Hundred Sixty Thousand Dollars and 00/100), currency of the United States of America, plus the corresponding VAT shall be paid and delivered upon the Acceptance of the Fiber System in accordance with the procedures and acceptance protocols mentioned in Exhibit F hereof.

     All payments made by Maxcom in accordance with this Agreement shall be delivered free and clear of any and all liens or ownership restriction.

     4.2 Maxcom created in accordance with the terms of the Letter of Intent a guaranty deposit ("Escrow") for a total amount of US$10,900,000 (Ten Million Nine Hundred Thousand Dollars and 00/100), currency of the United States of America, plus the corresponding VAT. The funds in the Escrow shall be released by the "Escrow Agent" in terms of Section 4.1 hereof as well as in accordance with the release mechanisms provided for in such Escrow. Additionally, in terms of the Letter of Intent and in accordance with a previous notice from Bestel, dated July 22, 2002, Bestel informed Maxcom and Maxcom acknowledged that the collection rights derived from the purchase and sale of the Fiber System correspond to "Proveduria de Servicios Administrativos Profesionales de Occidente, S.A. de C.V." ("Prosapo"), as per an assignment of collection rights agreement executed by and between Bestel and Prosapo.

Maxcom acknowledges that the Escrow above mentioned, does not release Maxcom from its payment obligation under this Agreement; and Maxcom specifically

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                                                             English Translation

acknowledges any and all responsibilities for the loss of value of the funds invested by the Escrow Agent, unless such loss of value is attributable directly to either Bestel and/or Prosapo.

     4.3 Maxcom and Bestel are compelled to execute and deliver to the Escrow Agent simultaneously with the execution of this Agreement, the first release notice for the funds release ("First Release Notice", as such term is defined in the Escrow), so that the Escrow Agent releases the fund to cover the payment of 60% (SIXTY PERCENT) of the total funds, as mentioned in subparagraph (a) of
Section 4.1 above.

     4.4 Likewise, within 2 (TWO) working days as of the Acceptance Date, the parties must execute and deliver to the Escrow Agent, the second release notice for the funds release ("Second Release Notice", as such terms is defined in the Escrow), so that the Escrow Agent releases the funds to cover the payment of 40% (FORTY PERCENT) of the total funds, as mentioned in subparagraph (b) of Section
4.1 above.

In the event that Maxcom doesn't subscribe the second release notice within the terms mention in the paragraph above, for causes directly attributable to Maxcom, notwithstanding the tests for the Acceptance of the Fiber System were completed in accordance with Section 8 below, Maxcom shall pay Bestel a penalty equal to US$10,000 (Ten Thousand Dollars and 00/100), currency of the United States of America per day of delay for a term of 21 (Twenty one) days and until the second release notice is delivered. Maxcom may not deny without reasonable and justifiable cause the acceptance to the Fiber System in terms of Section 8.2 below.

Following the 21-day period referred above, Maxcom shall pay to Bestel a penalty equal to 20% (Twenty percent) of the Purchase Price, on the understanding that this penalty is in addition to the one referred on the preceding paragraph. In the case of this event, Bestel shall have the right to a) rescind this Agreement, without the previous judicial declaration, reimbursing Maxcom the amount referred to in subparagraph a) of Section 4.1 hereof, without any further responsibility to Bestel or b) negotiate with Maxcom the terms and conditions applicable to the delivery of the second release of funds notice ("Second Release Notice", as such terms is defined in the Escrow).

The abovementioned penalties shall not apply in the case that the delay in the delivery of the second release of funds notice is for causes not directly attributable to Maxcom, for acts of God or force majeaur or causes directly imputable to Bestel.

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                                                             English Translation

     5. ADDITIONAL EXPENSES.

         5.1 Forks and Derivations.- Maxcom shall have the right to carry out up to 100 (ONE HUNDRED) forks or derivations of the Fibers along the Fiber System route with a cost or fee per fork or derivation of [*] currency of the United States of America, plus the corresponding VAT. This cost will be paid by Maxcom to Bestel when the works required for each of the forks or derivations have been duly completed.

In addition to the abovementioned fee, Bestel will charge to Maxcom: (i) the amount of [*] currency of the United States of America, plus the corresponding VAT for the first 2 (TWO) supervision or consultancy hours related to the derivation or fork and; (ii) [*] currency of the United States of America, plus the corresponding VAT, for any additional hour. The above mentioned fares include the cost for the splicing and connecting the Bestel fibers optic strands and the Maxcom fibers optic strands, and this works shall only be performed by Bestel or personnel authorized or hired by Bestel.

Bestel is compelled to exclusively carry out the fiber optic cuts and splicings of the Fibers in the terms required by Maxcom as well as any other works required on the Manholes or Handholes that are part of the Network, including the supervision of the constructions that Maxcom will make (at its responsibility and cost) from

Bestel's Manholes or Handholes, that will be the physical place where the fiber cut and splicings will be carried out, and that shall also be the fork or derivation points for Maxcom and to Maxcom's Manholes or Handholes that shall be placed no less than 1 meter from any other element of the Network.

Maxcom and Bestel shall agree on good faith basis on the terms to carry out the required construction and works mentioned in the preceding paragraphs in accordance with terms and conditions similar to those required for this type of services pursuant to best international practices. In case that Bestel does not comply with the cut and splicing of the Fiber in the agreed upon term, Bestel shall pay to Maxcom a penalty equal to [*] currency of the United States of America per day of delay.

________________

[*] This amount has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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                                                             English Translation

         5.2. Relocation Costs.- Any cost related with the fiber System relocation given as a result of a governmental order, of the grantor of the right of ways, or for security matters related to the Fiber System shall be covered by the owners of Fibers in the Fiber System on a proportional basis. In such event, Maxcom shall pay such costs (3.33% of the total) immediately upon receiving Bestel's request. Bestel shall present to Maxcom a detailed expenses and costs list, at Maxcom's request. Bestel shall make its best effort to avoid any unnecessary relocation.

     6. PERMITS.

In connection with the segments to be built in the future within the rights of way obtained by Bestel for the Network construction, Bestel agrees that, upon Maxcom's request, Bestel shall negotiate on Maxcom's name and behalf or in Bestel's name but at Maxcom's behalf, with the railroad companies holders of the rights of way, the SCT, and with any other third parties, obtaining the permits related to construction works required by Maxcom to interconnecting its Fibers to its own telecommunications network, as well as to carry the Fiber Forks and Derivations referred to above. The costs generated for the delivery of such supports or assistance to Maxcom, including the assignment of to its own staff for these functions, will be presented to Maxcom for its previous authorization, and when the same have been completed, Maxcom shall reimbursed such costs to Bestel immediately. Notwithstanding the foregoing, prior to the rendering of such services, Bestel shall have the right to request Maxcom for a reasonable retainer in accordance with the budget submitted by Bestel for this purposes. Both parties acknowledge that Bestel shall not be bound, nor shall it be its responsibility that the management performed by Bestel results in the granting to Maxcom of the corresponding permits; however, Bestel acknowledges and agrees to make it best effort to obtain favourable results to Maxcom.

Maxcom, knowledgeable of the regulations in the subject matter, is responsible for obtaining the corresponding permits required for the use and exploitation of the Fiber System.

     7. COLLECTION RIGHTS.

Maxcom and Bestel agree and acknowledge that the total collection rights derived from this Agreement are the exclusive property of Proveduria de Servicios Administrativos Profesionales de Occidente, S.A. de C.V. ("Prosapo"), in accordance with the assignment of collection rights agreed upon Prosapo and Bestel and notified to Maxcom on July 22, 2002. Notwithstanding the foregoing, Bestel shall be bound to Maxcom to comply with its obligations in the agreed upon terms and conditions.

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                                                             English Translation

     8. FIBER SYSTEM ACCEPTANCE.

     8.1. Bestel shall submit the Fibers to a test for tranches or segments of the route and the collocations in each place according to the procedures detailed in Exhibit F hereof ("Fiber System Acceptance") to verify that Fiber System is working according to the specifications of the Fibers and the collocations. Bestel and Maxcom shall agree on the tests schedule of Fiber System Acceptance within the following 2 (TWO) working days after the execution of this Agreement, so that, Maxcom has the opportunity to have a representative or representatives present and observe the tests of Fiber System Acceptance.

     The execution of the tests of the Fiber System Acceptance shall finish no later than 30 (THIRTY) working days following the execution of this Agreement. If at the end of such period of 30 (THIRTY) working days the Fiber System Acceptance has not been completed due to errors or deficiencies imputable to Bestel, and that such errors or deficiencies impede Maxcom the total use of the Fiber System, the following shall occur:

         i) During the first 21 (Twenty one) working days of delay, Bestel shall pay Maxcom, as penalty, the amount of US$10,000 (Ten Thousand Dollars and 00/100), currency of the United States of America per day of delay; and

         ii)      If the delay continue at the end of the period of 21 (Twenty one) working days mentioned in the foregoing paragraph, Bestel shall pay Maxcom as penalty, the amount equivalent to 20% (Twenty percent) of Purchase Price, on the understanding that this amount is in addition to the penalty referred to in the preceding paragraph i).

In the event of paragraph ii) above, Maxcom shall have the right to a) rescind this Agreement without need of a court order and request the reimbursement of the amount referred to in section 4.1, subparagraph a), without any responsibility to Maxcom, or b) negotiate with Bestel the terms and conditions applicable to the Fiber System Acceptance.

The abovementioned penalties shall not be applicable in case the delay in the Fiber System Acceptance is for causes not directly imputable to Bestel, acts of God, force majeure.

     8.2. Once Maxcom and Bestel have determined that the results of the tests for the Fiber System Acceptance show that the Fibers tested are suitable for operation, in accordance with the Fiber Specifications, Bestel shall immediately provide to Maxcom a copy of the tests results so that Maxcom may sign accepting such tests and results in accordance with Exhibit F hereto.

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                                                             English Translation

     8.3. Once the tests are made and the Fiber System has been accepted by Maxcom in accordance with Section 8.2 above, Bestel and Maxcom shall execute a final document that shows that the acceptance and delivery procedures of the Fiber System were duly concluded. The issuance date of such document shall be considered as the "Acceptance Date" of the Fiber System and shall be the date in which the parties shall sent the instructions referred to in Section 4.4 of this Agreement to the "Escrow Agent" for the release of 40% of the funds of the Total Payment. Notwithstanding the foregoing, the parties acknowledge the possibility that as of the Acceptance Date there may be minor errors or deficiencies pending to be delivered or corrected that in no event shall interfere with the proper use of the Fiber System. In this event, the parties shall identify in the document mentioned in the preceding paragraph the minor errors or deficiencies that may exist as of the Acceptance Date, as well as the terms and conditions applicable for its completion or correction by Bestel, including the corresponding penalties for non compliance. The additional term for the completion or correction for such minor errors or deficiencies shall in no event be a motive for retaining the payment of 40% (FORTY PERCENT) of the purchase price mentioned in this Section 8.3 and in Section 4.1 of this Agreement.

For purposes of the release of 40% of the Total Payment referred to in the preceding paragraph, Bestel and Maxcom expressly agree that the collocation sites in the cities of Laredo, Texas, Leon, Gto., Celaya, Gto. and Queretaro, Qro. shall be delivered by Bestel within the following 4 (four) weeks of the "Acceptance Date". Notwithstanding the foregoing, Bestel shall provide to Maxcom at no additional cost a provisional collocation space in the abovementioned sites with all the facilities required to hold Maxcom's telecommunication equipment related to the Fiber System. The term for the delivery of the referred collocation sites shall in no event be considered a cause for holding the payment of 40% (FORTY PERCENT) of the purchase price mentioned in Section 8.3 and in Section 4.1 of this Agreement.

     9. ACCESS TO THE COLLOCATION SITES.

     9.1 Bestel shall grant to Maxcom (or to the party or parties appointed by it) the access to the collocation sites leased to Maxcom as part of Fiber System located in the cities of Laredo, Texas, Candela, Monterrey, Saltillo, El Salado, Laguna Seca, San Luis Potosi, Salinas, Irapuato, Nopala, Aguascalientes, Leon, Celaya, Queretaro, Mexico, Toluca, Yurecuaro and Guadalajara.

     9.2 Bestel shall provide to Maxcom (or to the party or parties appointed by it) access to the collocation sites leased to Maxcom, and Maxcom shall have the right to connect, at its own expense and risk, its telecommunication network with the Fibers in each of the cities named on paragraph 9.1 above.

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                                                             English Translation

     10. MAINTENANCE AND REPAIR OF THE NETWORK

     10.1 Bestel shall have the sole right and obligation to maintain the Fibers, and therefore Bestel shall undertake or order that such maintenance be provided in accordance with preventive and corrective maintenance procedures established by Bestel, and which results shall be periodically reported to Maxcom.

As consideration of such maintenance services, Maxcom shall pay to Bestel a minimum annual maintenance fee of [*] currency of the United States of America, plus the corresponding VAT, per par of fiber optic kilometres. This fee shall be adjusted annually by Bestel, in accordance with the annual inflation recognized by the Consumer Price Index (CPI), published by the U.S. Labor Department or the index replacing the same, shall it be the case.

In the event that Bestel reduces in a general manner, due to future sales of infrastructure, the maintenance costs, Bestel shall extend such benefit to Maxcom upon approving the new maintenance fee.

The Maintenance Services shall be paid by Maxcom quarterly in arrears.

Bestel acknowledges the first 180 (ONE HUNDRED EIGHTY) days, as of the execution date of this Agreement, shall bear no maintenance fee.

     10.2 Bestel shall carry out the repairs and maintenance of the Fibers in accordance with the Escalation and Maintenance procedures detailed in Exhibits G and H.

     10.3 Within the following 30 (THIRTY) days after the execution of this Agreement, Bestel and Maxcom shall negotiate in good faith the terms, conditions, procedures and scopes of the Exhibit G regarding maintenance of the Fiber System, being such Exhibit G a precondition for the Acceptance of the Fiber System.

     10.4 In any event, the payment of the Maintenance Fee shall be subject to delivery of monthly maintenance reports by Bestel.

     10.5 Exhibit G shall have the level service and penalty levels contained in the Attachment 2 (Operator's Undertakings) of the Letter of Intent, which shall be applicable also for the electric energy system of the collocation sites.

____________

[*] This amount has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

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                                                             English Translation

     11. DUCT AND COLLOCATION SITES LEASE

     11.1 As of the Acceptance Date described in Section 8.3, Bestel hereby grants to Maxcom: (a) the lease of the proportional part of Duct that will hold the Fibers in the Bestel Network, in accordance with the terms established in this Agreement and for the purposes herein described; (b) the lease of the collocation sites described herein and (c) any other right inherent or necessary for the use of the Fibers System on the terms of this Agreement (the "Duct and Collocation Lease").

     11.2 The Duct and Collocation Lease shall be become effective as of the Acceptance Date and shall end at the termination of this Agreement.

     12. USE OF THE FIBERS

     12.1 Maxcom declares that it will use the Fibers in accordance with all applicable governmental codes, decrees, laws, rules and regulations.

     12.2 Bestel agrees and acknowledges that it does not have the right to use the Fibers, and that Bestel will maintain the Fibers free and clear of (a) any encumbrance of a third party which may be attributable to Bestel, and (b) any claim or complaint of third parties attributable to Bestel.

     12.3 Subject to the terms and conditions herein, Maxcom may use the Fibers for any legitimate telecommunications purpose. Maxcom agrees and acknowledges that it does not have the right to use any fibers, that are not the Fibers, included on the Network, and that Maxcom shall maintain any part and all the Network, different to the Fibers and its interest pursuant to the lease of the Duct and of the Collocations, free and clear of any claims of third parties attributable to Maxcom.

     12.4 Maxcom and Bestel immediately shall notify each other of any matter related to, or that arise (or of any imminent event), from any event or happening that would be reasonably probable to occur that may arise or may originate a threat or damage or threat of damage or loss of the Network.

     12.5 Bestel and Maxcom agree to collaborate and support mutually in the fulfillment of any applicable requirement related to its corresponding rights and obligations derived from this Agreement that may be required by any authority or governmental agency.

     13. REPRESENTATIONS AND WARRANTIES

     13.1 Each of the parties in this Agreement makes the following representations and warranties:

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                                                             English Translation

         (a) has the full right and capacity to enter into, formalize, grant and fulfill with all of its obligations in accordance with this Agreement and that they have not breached any clause of the Authorizations, Grants or concessions or permits of the SCT or its Agreements with FNM, and that the rights derived by such legal documents remain in full force and effect.

         (b) the execution of this Agreement and its fulfillment does not breach any regulation, rule, statute, law of any governmental agency, court order or federal, local or municipal agency disposition.

         (c) Maxcom shall not use the Fibers in any manner that may interfere physically in may adversely affect the use of the fibers of ay other person that may use the Network, and shall expressly acknowledge that the Network includes or may include other participants, including Bestel and other owners and holders of other interests and telecommunication system operations. Bestel shall not use any other fibers in the Network in any manner that may interfere physically in may adversely affect the use of the Fibers and shall obtain a similar representation and warranty from any person that may acquire the right to use fibers in the Network after the execution of this Agreement, and,

         (d) Maxcom represents and warrants that it knows and is conscious and it will be the sole responsible to obtain each and all the authorizations, permits and concessions that may be required so that can be owner of dark fiber optics, and shall it be the case, operator of the same, notwithstanding the obligations of Bestel to maintain in full force and effect all of the rights of Maxcom derived from this Agreement and all of its terms.

     13.2 Bestel represents and warrants that:

         (a) The Fibers System is totally finished and ready to use, except for the collocation sites in the cities of Laredo, Texas, Leon, Gto., Celaya, Gto., and Queretaro, Qro., which shall be delivered by Bestel within the following 4
(four) weeks after the Acceptance Date. Notwithstanding the foregoing, Bestel shall provide to Maxcom, provisionally and free of any charge, space in the mentioned places with equated facilities for the installation of the telecommunication equipment that shall be used by Maxcom in connection with the Fibers System. The additional term for the delivery of the collocation sites referred to above shall in no event cause the holdback of the 40% (FORTY PERCENT) of the purchase price mentioned in Section 4.1 subparagraph b of this Agreement.

         (b) Bestel shall extend to Maxcom all the benefits of the guarantees that its suppliers extended to Bestel during the construction of the Fibers System, in their proportional part, as long as the same are still in full force and effect.

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                                                             English Translation

         (c) The Fibers System and the Network are free and clear of any seizure, mortgage, pledge, guarantee trust or any other lien or ownership restriction and Bestel has full capacity to transfer the title and property of the Fibers to Maxcom, grant the Duct and Collocation Lease and enter into this Agreement in its terms.

         (d) The execution of this Agreement does not breach or is against the agreements, deals and settlements to which Bestel is a party, nor does it breach or is against or beyond the Bestel bylaws (ultra vires acts), nor does it breach or is against any governmental disposition, permit, concession or authorization, nor does it breaches or is against any judgment or court order of Bestel, including the Bestel/FNM Agreement and the Bestel Authorization.

         (e) There is no litigation or potential litigation of Bestel that Bestel may know of (after doing a reasonable research) that might endanger or threat Maxcom's right to use and enjoy the Fibers system in the terms hereof.

         (f) The Fibers System is in good conditions and with full capacity of use in the terms agreed hereof.

     14. INDEMNIFICATION

     14.1 Each one of the parties agree to hold the other party harmless of any and all Losses (as such term is defined hereinafter) that such party may have suffered, and shall indemnify and held free and clear of any damage such party of any Losses that may arise or are related to (1) any breach of any agreements, arrengaments or obligations that are required to be complied with in accordance with this Agreement, with the Bestel/FNM Agreement and the Bestel Authorization, or (2) any material misrepresentation made under this Agreement. For purposes of this Agreement, "Losses" shall mean all the damages and direct losses that are actually disbursed.

     14. 2 If any party expects to obtain an indemnification in accordance with this section, such party shall notify the other party of any complaint, within fifteen (15) days after the discovery of such event and shall provide to the other party any aid and reasonable information available for the party's defense of any such allegations.

     15. MAXCOM AND BESTEL ADDITIONAL OBLIGATIONS

     15.1 If Maxcom or any of its affiliates or successor becomes total or partial owner or in another way controls a railroad in Mexico, Maxcom shall cooperate with Bestel and shall make its commercially reasonable best efforts to give access to the Bestel Rights of Way, in terms and conditions at least as favorable as those granted to Bestel by the preceding owner or by the party controlling the railroad.

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                                                             English Translation

     15.2 Insurance. Maxcom and Bestel shall obtain and maintain in force and effect, each one at its expense and during the term of this Agreement, a third parties liability insurance and for any risks associates with the Fibers System which must have a minimum insurance coverage of US$5,000,000.00 (Five Million Dollars 00/100) currency of the United States of America which will be adequate to protect against responsibilities and losses and complaints regarding death or wound of a person or in event of loss, damages and consequential damages to any property that might be derived or be consequence of or it is in relation to the use of the Fibers System. Additionally, the parties must appoint as additional beneficiary of such insurance policy the other party and shall establish in the same that this appointment may not be cancelled without previous notice of the other party. The parties must deliver each other copy of the insurance policy and of their corresponding renewals and endorsements, within the following working 5 (FIVE) days following the delivery of the Fibers System.

     16. BREACHES AND REMEDIES

     16.1 In connection with all payments that the parties are required to make in relation with this Agreement, if any party breaches to make a payment to the other party, the amounts not paid shall generate, until paid in full, an annual interest rate equal to the Libor Rate times 2, when the amount due is in dollars and an annual interest rate equal to the Interbank Equilibrium Interest rate times 2, when the amount due is in pesos. In the event that any due amounts remain unpaid for a period of thirty (30) days after due, then affected party may, at its sole and absolute discretion and in addition to the rest of its rights and remedies in herein, terminate any and all obligations derived from this Agreement without the need of a previous court order.

     16.2 Regarding the rest of its obligations according to this Agreement, if Maxcom breaches to comply with an obligation of any other kind and such failure continue during a period of more than thirty (30) days after Bestel has given a written notice to Maxcom about such failure, Maxcom shall be in default in accordance with this Agreement, unless Maxcom has corrected the breach or such breach was waived in writing by Bestel within such thirty (30) days period.

Maxcom will be in default in accordance with this Agreement (a) automatically at the moment when Maxcom executes a general assignment of assets for the benefig of its creditors, if Maxcom is in any event of the Mexican Bankruptcy Law; or
(b) if a petition for bankruptcy has been presented against Maxcom and such petition was not overruled within a period of one hundred and twenty (120) days.

Unless otherwise specified in this Section, when there is a breach by Maxcom and, after Bestel has provided a written notice, Bestel may (a) initiate the legal actions that may be required to correct the breach and recuperate from Maxcom all the cost

                                                             English Translation

associated with the correction of such breach, including the rescission of this Agreement, without the need of a prior court order and/or (b) obtain any legal remedies that he might be entitled to obtain in accordance with applicable law in connection with such breach.

     16.3 In connection with Bestel's obligations in accordance with this Agreement, in the event that Bestel breaches any obligation hereof and if such breach persists for more than thirty (30) days after Maxcom has given a written notice to Bestel about such failure, Bestel shall be in default in accordance with this Agreement, unless Bestel has corrected the breach or such breach was waived in writing by Maxcom within such 30 day period, provided, however, that when the breach may not be reasonably cured within such 30 day period, if Bestel proceeds to cure such breach and continues to follow up on the correction with due diligence, the period for such cure shall be extended as required, provided, further, that if Bestel certifies in good faith to Maxcom in writing that the breach has been cured, such breach shall be considered cured, unless Maxcom notifies otherwise to Bestel within fifteen (15) days after receiving Bestel's notice.

     Bestel will be in default in accordance with this Agreement (a) automatically at the moment when Bestel executes a general assignment of assets for the benefit of its creditors, if Bestel is in any event of the Mexican Bankruptcy Law; or (b) if a petition for bankruptcy has been presented against Bestel and such petition was not overruled within a period of one hundred and twenty (120) days.

     Unless otherwise specified in this Section, when there is a breach by Bestel and, after Maxcom has provided a written notice, Maxcom may (a) initiate the legal actions that may be required to correct the breach and recuperate from Bestel all the cost associated with the correction of such breach, including the rescission of this Agreement, without the need of a prior court order and/or (b) obtain any legal remedies that he might be entitled to obtain in accordance with applicable law in connection with such breach.

     Notwithstanding anything to the contrary in this Agreement, in the event of
     i) the rescission of the Bestel/FNM Agreement for causes imputable to Bestel and/or ii) by reason of such breach of Bestel, Maxcom may be impeded to use the Fiber System in the agreed upon terms of this Agreement, Bestel shall be responsible for the payment of any Losses suffered by Maxcom, the same that in no event shall be inferior to US$2,000,000 (Two Million Dollars and 00/100), currency of the United States of America.

     The parties agree that there shall exist a breach by one of the parties, in accordance with the foregoing, only in the case the breach actually affects the rights of the other party.

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                                                             English Translation

     17. APPLICABLE LAW

     The rights and obligations of the parties hereof will be interpreted and translated according to Mexican Federal Laws.

     18. AMICABLE COMPOSITION AND ARBITRATION

     In the event a dispute arises for the breach or for the interpretation of this Agreement, the parties agree, that previous to the arbitration proceeding referred to in the following paragraph, to appoint a representative of each one of them, that will hold a level of director or similar, in order to mediate any differences in connection with this Agreement in a term not to exceed 30 (THIRTY) days. If the parties are unable to reach an amicable composition, the parties shall be bound in accordance with the following paragraph.

     All disputes, controversies or complaints that may result or are related to this Agreement or with the breach, termination or invalidity of the same shall be definitively resolved in arbitration. In such event, the parties are bound to a final and binding arbitration procedure, regardless to the jurisdiction that any other court jurisdiction may have in connection with either of the parties. Unless the parties agree otherwise in writing to held the arbitration by one (1) arbitrator, and they appoint such arbitrator individually, the arbitration procedure shall be managed by (3) three arbitrators, (1) one elected by Maxcom, (1) one elected by Bestel and the third one elected by the two (2) previously appointed arbitrators. The third appointed arbitrator shall preside over the arbitration panel. When the parties fail to appoint the arbitrator corresponding to them within fifteen (15) day following the date when the first of them appointed its arbitrator, or when the first two (2) arbitrators does not reach an agreement about the appointment of the third arbitrator, the arbitrator in question shall be assigned by Centro de Arbitraje de Mexico (CAM) as appointing authority. The arbitration shall be carried out in accordance with the Arbitration Rules of Centro de Arbitraje de Mexico (CAM) in force in that moment, as amended or modified in this Agreement. The arbitrators will have the capacity to impose precautionary measurements to keep the status quo or keep or protect the assets, decree the fulfillment of the obligations of one of the parties, in accordance with this Agreement, or impose monetary fines for disobedience of the party that resist to fulfill the Arbitration Award issued by arbitrators or in connection with their orders. The Arbitration Award will be definitive and of compulsory for both parties. Each party will bear its corresponding legal expenses, however, the rest of the costs and expenses associated with arbitration procedure, including the arbitrators fees, shall be divides and paid equally between the parties. The Arbitration Award may be submitted before any competent court, which may issue an execution order to enforce such Arbitration Award. The arbitrators would not any relation, neither shall they be employees of, nor will have considerable business relations in any

                                                             English Translation

     moment with some of the contracting parties, or with any of its affiliates. The arbitration shall be ruled by the Mexican Federal Laws. The arbitration shall take place in Guadalajara, Jalisco, and it shall be in Spanish. The parties shall submit themselves to the competent courts jurisdiction to enforce the arbitration award in accordance with the foregoing, in the event required, waiving to any other jurisdiction to which they have right.

     19. TAXES

     The parties acknowledge and agree that each one of them is responsible to pay the taxes and contributions to which each one of them is compelled to in accordance with applicable laws and regulations.

     20. NOTICES

     Any and all the notices that are required or permitted to give in accordance with this Agreement, will be written and will be delivered by fax, by personal service or courier service from one day to the next, or by delivery service that is capable of providing a proof of the delivery, in the following way:

     If they are sent to BESTEL: BESTEL S.A. de C.V.

                                 Atte: Mr. Xavier Basave Gonzalez
                                 Guadalupe Zuno 2051
                                 44160, Col. Americana, Guadalajara, Jalisco.
                                 Telephone No. (33) 3818-0141
                                 Fax No. (33) 3838-0180

                                 C.C. to the Attention of:
                                 Mr. Santiago Gutierrez Fernandez,
                                 Ejercito Nacional No. 579,
                                 Colonia Granada, 11520, Mexico, D.F.
                                 Telephone no. 5354-21-44
                                 Fax No. 5255-06-96.

     If they are sent to MAXCOM: Maxcom Telecomunicaciones, S.A. de C.V.
                                 Re: Mr. Rene Sagastuy Ferrandiz
                                 C. Guillermo Gonzalez Camarena No. 2000
                                 Col. Centro de Ciudad Santa Fe,
                                 Mexico, D.F., C.P. 01210
                                 Telephone No. 51 47 12 00
                                 Fax No. 51 47 8643

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                                                             English Translation

                                    C.C. to the Attention of:
                                    Legal Department (same address)
                                    Telephone No. 51 47 11 20
                                    Fax no. 51 47 8645

     21. FORCE MAJEURE

     If it is prevented, restricted or interfered with the fulfillment of any party's duty or obligation according to this Agreement for any reason or circumstance beyond control of the non-complying party, then such party, notifying immediately to the other part shall not be responsible of such breach during the period of force majeure. For these purposes, the cases of force majeure include acts of God, or of the public enemy, vandalism acts, Government acts in its sovereign nature, fires, floods, hurricanes, earthquakes and the other natural disasters, epidemies, quarantines, strikes or seizures of property that in all event, are out of control, without fault or negligence, of the non-complying party. In the event of a delay in the execution of the obligations of the parties in accordance with this Agreement, that result from a case of force majeure, the date for the fulfillment of such obligation shall be extended during an period of time equal to the length of time that caused such delay, plus the additional time that may be reasonably necessary according to the circumstances.

     22. ASSIGNMENT

         22.1 Neither Party may assign total or partially its rights or obligations hereunder without the prior written consent of the other party.

     Bestel, even without Maxcom's consent shall be able to assign and/or discount with third parties the collection rights (Factoring) of the any amounts derived from this Agreement.

     In the event that Bestel attempts to assign total or partially the rights derived from Bestel/FNM Agreement and the Bestel Authorization, Bestel shall obtain, previously to the formulation of application to obtain the required authorizations in terms of the contractual and administrative dispositions that result applicable, the formal and express consent of the person that expect to acquire through such assignment the rights derived from Bestel/FNM Agreement and from the Bestel Authorization shall be required indicating it will comply and respect all and each one of rights of Maxcom herein and shall not interfere, in any way, with the use of its Fibers System.

     The parties acknowledge that the sale of all or the majority of their shares, a merger, incorporation or integration in any way to other company or business group may not be construed as an assignment. For purposes of this paragraph,

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                                                             English Translation

     the authorization of the other party shall not be required and a notification of the sale of the shares or the merger, incorporation or integration shall be required within 5 (five) following days to the closing of such event.

         22.2 Maxcom may not transfer, assign, sublease, lease or in another way transfer or provided to thirds the property and/or Fibers System operation as a whole.

     23. CONFIDENTIALITY

         23.1 (a) Bestel and Maxcom hereby agree that if any of the parties provide (or has provided before the execution of this Agreement) confidential information or subject to intellectual property rights, to the other party ("Confidential Information") such Confidential Information shall be still confidential and the receiving party shall have the same care with such Confidential Information and shall have the same protection that it generally have with its own Confidential Information (that in any case shall not be less than a reasonable care standard) with the objective to avoid the disclosure to third parties.

                  (b) As specified in this Agreement, the term Confidential Information shall mean any technical or business information provided, in any way or mean, or disclosed by Bestel to Maxcom, including without limitation to the specifications of products or services, prototypes, computing programs, models, drawings, marketing programs, financial data and staff statistics. In addition both parties agree and acknowledge that this Agreement; including all the terms, conditions and provisions of the same, all the drafts, and all the information disclose by any of the parties to the other, related to or according to this Agreement comprise Confidential Information.

                  (c) All the Confidential Information, unless otherwise specified in writing, shall remain as property of the disclosing party, it will be used by the receiving party only for the expected purpose, and such written Confidential Information, including all the copies of the same, shall be returned to the disclosing party or shall be destroyed after the need for such Confidential Information has ended. The Confidential Information shall not be copied or reproduced unless the need to comply with the purpose and intent of this Agreement or in the manner that may be required in writing by the disclosing party.

         23.2 The foregoing shall not be applied to the Confidential Information that (a) is at disposition of the public from a different mean than through the person that receives it; (b) is required to be disclosed by a law, order, rule or judicial or governmental regulation; (c) it is independently developed by the party releasing such information; (d) becomes available for the party that releases such

                                                             English Translation

     information it without restriction of some third parties; or (e) becomes related with for the conciliation of any dispute or execution of the any party rights according to this Agreement or to the provisions, in that event will be taken appropriate protective measurement to keep the confidentiality of such Confidential Information as fully as possible, within the limits of such conciliation or execution procedure. If it is necessary disclose any Confidential Information according to previous clause (b), the party that require to do such disclosure must inform immediately to the other party about the requirements of such spreading.

         23.3 In spite of the Sections 23.1 and 23.2 any of the parties can disclose Confidential Information to its employees, agents or representatives and attorneys, financial advisers and accountants and to its suppliers related to the negotiation and/or in fulfillment with this Agreement or for obtaining financing, provided, however each party shall be notified about the confidential and propriety nature of such Confidential Information and that the same party is subject to remain compelled by similar restrictions on its use and disclosure.

         23.4 The parties agree that any of them can search in different entities financings for their projects and/or for the growth of their company in general, situation that might force them to reveal certain Confidential Information to such financial and/or regulating institutions in connection with the searching of such financings. In this event and prior to the Confidential Information disclosure the party that discloses it must agree with this institution in particular a confidentiality agreement, the same that will contain substantially the same restrictions of use and disclosure as this Agreement, in order to protect the information before being revealed. In such events, the Confidential Information shall never exceed: (a) the existence of this and any other agreement executed by the parties or (b) the type of product or services provided by the parties. Both parties expressly acknowledge that such proceedings shall be authorized by the execution of this Agreement.

         23.5 The provisions of this Section 23 shall continue at the expiration or termination of this Agreement.

         23.6 Notwithstanding anything to the contrary contained herein, the parties acknowledge that this transaction shall be kept confidential until the Purchase Price has been paid to Bestel in full.

     24. GENERAL PROVISIONS

         24.1 Modification. This Agreement may not be waived, terminated, modified or changed unless by a written consent formalized by the parties.

                                                             English Translation

         24.2 Independent Contractor. The parties hereof are independent contractors and nothing herein shall be construed as creating any other partnership, agency, joint venture or other relationship between the parties. Each party agrees to hold harmless and indemnify the other party in connection to any liability initiated against the other party, by its employees, agents or representatives, contractors or subcontractors of such party.

         24.3 Consent. When a consent or approval of one the parties is required, such consent or approval shall not be unreasonably withheld or delayed, except if this Agreement stipulates that such party might act at its sole discretion in such situation.

         24.4 Waiver. If any of the parties stop insisting on the strict fulfillment for the other party of any pact, agreement, term or condition hereof or stop exercising any right or remedy, as a consequence to the breach of the same, this shall not constitute a waiver of any such breach or of such pacts, agreements, terms or conditions. Any waiver of some breach will affect or change this Agreement, but each one and all pacts, conditions, agreements and terms hereof shall continue in full force and effect regarding any other existing or subsequent breach to this Agreement.

         24.5 Copies. This Agreement may be execute in several copies, each copy shall be considered as original and all of them together will constitute the same instrument.

         24.6 Time Computing. The term in which any act stipulated herein shall be executed, shall be calculated excluding the first day and including the last one, unless if the last day is a Saturday, Sunday or non-working day, and then shall be also excluded.

         24.7 Severability. If a competent court of jurisdiction take for null, invalid or non feasible any term, pact, condition or provision hereof, the rest provisions will remain in full force and effect and in no way will remain affected or invalidated, except that the effect of such invalidity or non execution deprive substantially to one of the parties herein of its negotiation benefits, according to this Agreement, in that case this will be modified in a way to give effect until maximum degree that is possible to all rights and obligations of the parties.

         24.8 Lack of Capacity. The parties agrees that the parties shall be able to enforce as defense in a legal proceeding the lack of capacity of the parties for the execution of this Agreement and the sense that BESTEL S.A. de C.V. is referred to as "Bestel" and that MAXCOM TELECOMUNICACIONES S.A. de C.V. is referred to as "MAXCOM", given to refer to each one of the parties in the above

                                                             English Translation

     mentioned way, implicitly is obtained for transcribed the name of the corresponding partnership.

         24.9 Entire Agreement. This Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matters hereof, and supersede all prior agreements, discussions, letters or promise of any party, or of its employees, officers or agents of such parties that are not contained herein will be compulsory and effective.

         24.10 Registration on the Public Registry. Bestel shall record the acts contained herein in any Public Registry that shall be applicable in order to safeguard and oppose to thirds the Maxcom rights derived from this Agreement.

     FORMALIZED BY THE PARTIES ON THE DATE ABOVE ESTABLISHED.

MAXCOM TELECOMUNICACIONES,              BESTEL, S.A DE C.V.
S.A DE C.V.

BY: /S/ FULVIO DEL VALLE                BY: /S/ IGNACIO DE J. ROMO DAVILA
    /S/ GONZALO ALARCON                    /S/  FRANCISCO XAVIER BASAVE
MR. FULVIO V. DEL VALLE.                MR. IGNACIO DE J. ROMO DAVILA
PRESIDENT AND CEO                       DIRECTOR
MR. GONZALO ALARCON I.                  MR. FRANCISCO XAVIER BASAVE
LEGAL REPRESENTATIVE                    LEGAL REPRESENTATIVE

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                                                  Summarized English Translation

EXHIBIT A. COLLOCATIONS

A.  Exhibit A.1. Collocations Specifications.

Describes the dimensions, security procedures, electricity and other specifications of the collocation sites.

B.  Exhibit A.2. Collocations Addresses.

Describes the addresses and phone numbers of each collocation site.

C.  Exhibit A.3. Schematic Plans of the Collocations.

Schematic maps of Collocation Rooms for each city described in Exhibit A.2 above.

EXHIBIT B. FIBER OPTIC SPECIFICATIONS.

Describes the specifications of the optic fibers.

EXHIBIT C. NETWORK MAP.

Describes the fiber route across the cities mentioned in Exhibit A.2.

EXHIBIT D. PHYSICAL NETWORK DISTANCES.

Describes the 2,011.55 kilometers of the long distance network across the cities mentioned in Exhibit A.2.

EXHIBIT E. ACCESS PROTOCOL FOR COLLOCATIONS.

Describes how to use the collocations sites, materials control, personnel access control, trouble ticket and authorizations.

EXHIBIT F. ACCEPTANCE PROTOCOL FOR THE FIBER SYSTEM.

A.  Exhibit F.1. Acceptance protocol for the collocations.

Test form of collocations.

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

                                                  Summarized English Translation

B. Exhibit F.2. Acceptance protocol for the fibers.

Test form of fibers.

EXHIBIT G. INTERNAL AND OUTSIDE PLANT MAINTENANCE PROCEDURES.

Describes the maintenance plan (preventive and corrective), the time response and the escalation procedures.

EXHIBIT H. ESCALATION PROCEDURES.

Describes the level of management needed to carry out the repairs and maintenance of the optic fibers.

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